Exhibit 8.19

                             AMENDMENT TO AGREEMENT

     The agreement dated May 13, 1997 between The Dreyfus Corporation and American Fidelity Assurance Company for the provision of administrative services (the "Agreement") is hereby amended as follows:

     1. Paragraph 7 is hereby amended to read in its entirety as follows:

          "7. In consideration of the performance of the Administrative Services by Client, Dreyfus agrees to pay Client a monthly fee at an annual rate which shall equal .15 of 1% of the aggregate value of the Funds' (except Dreyfus Stock Index Fund) average daily net assets maintained in the Master Account for Client Customers, on assets up to $25 million, and .20 of 1% on such assets (except Dreyfus Stock Index Fund) over $25 million."

     2. Schedule A to the Agreement is hereby amended to read in its entirety as follows:

                                   "Schedule A

Fund Code    Fund Name
---------    ---------

111          The Dreyfus Socially Responsible Growth Fund, Inc.
             Dreyfus Variable Investment Fund
108                  Growth and Income Portfolio
151                  Small Company Stock Portfolio
152                  International Value Portfolio
767          Dreyfus Stock Index Fund"

     All other terms and provisions of the Agreement not amended hereby shall remain in full force and effect.

Effective Date:   January 1, 1999


AMERICAN FIDELITY ASSURANCE COMPANY

By:             JOHN W. REX
Name:           John W. Rex
Title:          President


THE DREYFUS CORPORATION

By:             LAWRENCE S. KASH
Name:           Lawrence S. Kash
Title:          Vice Chairman